Exhibit 5.1

Matthew B. Hemington

+1 650 843 5062

hemingtonmb@cooley.com

May 22, 2018

Everspin Technologies, Inc.

5670 W. Chandler Blvd. Suite 100

Chandler, AZ 85224

Ladies and Gentlemen:

We have acted as counsel to Everspin Technologies, Inc., a Delaware corporation (the “Company”), and you have requested our opinion in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to an aggregate of 1,212,688 shares of the Company’s Common Stock, par value $0.0001 per share, including (a) 384,516 shares of Common Stock (the “Evergreen Shares”) issuable pursuant to the Company’s 2016 Equity Incentive Plan (the “2016 Plan”), (b) 700,000 shares of common stock that were added to the shares authorized for issuance under the 2016 Plan on May 21, 2018 (together with the Evergreen Shares, the “2016 Shares”) and (c) 128,172 shares of Common Stock (together with the 2016 Shares, the “Shares”) pursuant to the Company’s 2016 Employee Stock Purchase Plan (together with the 2016 Plan, the “Plans”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related Prospectuses, (b) the Plans, (c) the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect as of the date hereof and (d) such other documents, records, certificates, memoranda and other instruments as we deem are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought to independently verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related Prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130

t: (650) 843-5000 f: (650) 849-7400 cooley.com

Everspin Technologies, Inc.

May 22, 2018

Page Two

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Matthew B. Hemington
Matthew B. Hemington

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130

t: (650) 843-5000 f: (650) 849-7400 cooley.com